                                                                   Exhibit 12.01

                    STATEMENT REGARDING COMPUTATION OF RATIOS


                                                                 FISCAL YEAR ENDED MARCH 31,                      NINE MONTHS ENDED
                                              -----------------------------------------------------------------      DECEMBER 31,
                                                 1997         1998          1999         2000          2001             2001
                                              ----------   -----------   ----------   -----------   -----------   -----------------
Fixed charges:
  Interest expense, including amortization
    of debt issuance costs..................   1,402,000     1,218,000    1,839,000        22,000            --      3,871,000
  Assumed interest element in rent..........   1,800,000     2,100,000    2,250,000     2,400,000     3,450,000      3,000,000
  Total fixed charges.......................   3,202,000     3,318,000    4,089,000     2,422,000     3,450,000      6,871,000
Earnings (loss):
  Income (loss) before income taxes.........  30,378,000   112,097,000   83,173,000   257,291,000   140,780,000     15,635,000
  Fixed charges per above...................   3,202,000     3,318,000    4,089,000     2,422,000     3,450,000      6,871,000
  Total earnings (loss).....................  33,580,000   115,415,000   87,262,000   259,713,000   144,230,000     22,506,000
Ratio of earnings to fixed charges..........       10.49x        34.78x       21.34x       107.23x        41.81x          3.28x